EXHIBIT 99.1

First Mid Bancshares, Inc. Announces First Quarter 2022 Results

MATTOON, Ill., April 27, 2022 (GLOBE NEWSWIRE) -- First Mid Bancshares, Inc. (NASDAQ: FMBH) (the “Company”) today announced its financial results for the quarter ended March 31, 2022.

Highlights

  Net income of $16.6 million, or $0.86 diluted EPS
  Adjusted net income (non-GAAP) of $18.7 million, or $0.96 diluted EPS
  Completed the acquisition of Delta Bancshares Company (“Delta”) and its subsidiary Jefferson Bank and Trust (“Jefferson”) on February 14, 2022
  Strong quarter of wealth management and insurance revenues delivering on our unique diversification
  Board of Directors declared regular quarterly dividend of $0.22 per share

“We are off to a great start in 2022 with strong earnings across our diversified revenue streams,” said Joe Dively, Chairman and Chief Executive Officer. “The quarter was highlighted by the closing of the Delta acquisition, which brings additional depth and an expanded retail presence to our St. Louis Metro footprint. The reception from Jefferson’s customers has been positive and our experienced integration team is preparing for a mid-June bank system conversion.”

“Our wealth management group had a great quarter led by higher farm services revenue with increasing commodity prices and farmland sales. Assets under management for the group increased to $5.4 billion. Our insurance group also had a strong start to the year, and combined with wealth management, these two business units recognized year-over-year revenue growth of 21.3%. In what has historically been a seasonally slow quarter for us, loan growth was 1.1%, normalized for acquired and Paycheck Protection Program (“PPP”) loans. I am pleased with the first quarter momentum and expect that to carry forward throughout the year,” Dively concluded.

Net Interest Income

Net interest income for the first quarter of 2022 increased by $0.8 million, or 1.8% compared to the fourth quarter of 2021. Interest income increased by $0.8 million and interest expense was flat from the previous quarter. The increase in interest income was primarily driven by a combination of organic growth and acquisitions. Accretion income increased by $0.4 million in the quarter to $1.1 million and ended the quarter with a remaining discount of $9.3 million. Interest expense was flat with slightly higher interest on deposits offset by lower interest on FHLB borrowings.

In comparison to the first quarter of 2021, net interest income increased $6.8 million, or 18.4%. The increase was primarily the result of organic loan growth and the impact of acquisitions. Total interest expense was lower by $0.4 million compared to the same quarter last year, despite the Delta acquisition and the first quarter 2021 acquisition of Providence Bank (“Providence”).

Net Interest Margin

Net interest margin, on a tax equivalent basis, was 3.07% for the first quarter of 2022, which was 4 basis points lower compared to the prior quarter. Earning asset yields declined by 4 basis points, with a decline in loan yields partially offset by higher rates on securities. Average cost of funds was flat at 26 basis points.

In comparison to the first quarter of last year, the net interest margin decreased 9 basis points, with earning asset yields down 19 basis points and average cost of funds lower by 10 basis points. The first quarter of 2021 included 19 basis points of PPP fee income.

Loan Portfolio

Total loans ended the quarter at $4.45 billion, representing an increase of $459.0 million compared to the prior quarter. The increase was primarily driven by the addition of Jefferson, which added $426.4 million. PPP loans declined by $11.0 million and ended the period with $5.8 million outstanding, including $0.8 million from Jefferson. Excluding PPP loans and the addition of Jefferson, loans increased $43.6 million, or 1.1%. Growth was primarily within our CRE and C&I sectors, partially offset by the seasonal paydowns in Ag operating lines and elevated commercial payoffs. The pipeline for loan growth continues to look solid across our footprint.

Asset Quality

The Company has always prided itself on a strong credit culture and the asset quality metrics for March 31, 2022 reflect those efforts. The allowance for credit losses at the end of the quarter was 1.31% of total loans. Also at quarter end, the ratio of non-performing loans to total loans was 0.50%, and the allowance for credit losses to non-performing loans was 260.3%. The ratio of nonperforming assets to total assets was 0.41% at quarter end. Nonperforming loans and nonperforming assets increased slightly in the period with the addition of Jefferson. The Company recognized a small amount of net recoveries during the first quarter compared to $1.8 million in net charge-offs during the prior quarter.

Provision expense was recorded in the amount of $3.0 million in the first quarter. The Company recorded $2.0 million for the non-PCD CECL requirement tied to the Jefferson acquisition. In addition to the non-PCD requirement related to the Jefferson acquisition, the Company added $0.9 million in PCD reserve through purchase accounting. In total, the allowance for credit losses increased $3.8 million to $58.5 million in the quarter.

Deposits

Total deposits ended the quarter at $5.49 billion, which represented an increase of $530.8 million from the prior quarter primarily from the addition of Jefferson, which added $558.6 million in deposits at the time the acquisition closed. Excluding Jefferson, total deposits decreased by $27.8 million driven primarily from maturing single-service time deposits. The Company’s average rate on cost of funds was 0.26%, flat compared to last quarter, and down from 0.36% in the first quarter of 2021.

Noninterest Income

Noninterest income for the first quarter of 2022 was $21.1 million compared to $18.1 million in the fourth quarter of 2021. The increase compared to the prior quarter was partially due to the addition of Jefferson. Insurance and wealth management revenues represented 62% of total noninterest income reflecting the diversification of our revenue sources. Wealth management had a strong quarter of farm management fee income on higher commodity prices and farmland sales. Both the wealth management and insurance business are well diversified within their revenue sources and deliver consistent cash flows. Mortgage banking revenues declined by $0.4 million due to the macro conditions with limited housing supply and higher mortgage interest rates. As a percent of noninterest income, mortgage banking was 2.1%.

In comparison to the first quarter of 2021, noninterest income increased $3.3 million, or 18.8%. The year-over-year increase was driven by strong growth in our wealth management and insurance businesses and the addition of Jefferson, partially offset by a $1.0 million decline in mortgage banking revenue.

Noninterest Expenses

Noninterest expense for the first quarter of 2022 totaled $40.4 million compared to $36.4 million in the fourth quarter. The increase was primarily driven by the addition of Jefferson, the producer incentive compensation tied to the strong business unit revenue growth, and overall inflationary pressures. The quarter included $0.6 million of acquisition related costs.

In comparison to the first quarter of 2021, noninterest expenses increased $2.8 million. The increase was primarily due to the addition of Jefferson and Providence, incentive compensation on business unit revenue growth, and overall inflationary pressures.

The Company’s efficiency ratio, as adjusted in the non-GAAP reconciliation table herein, for the first quarter 2022 was 58.6% compared to 55.8% in the prior quarter and 61.2% for the same period last year.

Capital Levels and Dividend

The Company’s capital levels remained strong and comfortably above the “well capitalized” levels. Capital levels ended the period as follows:

Total capital to risk-weighted assets	15.41%
Tier 1 capital to risk-weighted assets	12.42%
Common equity tier 1 capital to risk-weighted assets	12.03%
Leverage ratio	9.28%

The Company’s Board of Directors approved a regular quarterly dividend in the amount of $0.22 payable on June 1, 2022 for shareholders of record on May 18, 2022.

While regulatory capital levels were strong, the Company’s tangible book value per common share declined in the period by approximately 11.6%. A portion of this decline was anticipated pursuant to the Jefferson acquisition where we announced an expected 3.0% dilution to tangible book value per common share at closing. However, the rapid move in interest rates during the quarter was the primary driver for the decline as the unrealized loss position on the investment portfolio increased to $74.0 million.

About First Mid: First Mid Bancshares, Inc. (“First Mid”) is the parent company of First Mid Bank & Trust, N.A., Jefferson Bank & Trust, First Mid Insurance Group, Inc., and First Mid Wealth Management Co. First Mid is a $6.6 billion community-focused organization that provides a full-suite of financial services including banking, wealth management, brokerage, Ag services, and insurance through a sizeable network of locations throughout Illinois, Missouri, and Texas, and a loan production office in the greater Indianapolis area. Together, our First Mid team takes great pride in providing solutions and services to the customers and communities and has done so over the last 157 years. More information about the Company is available on our website at www.firstmid.com.

Non-GAAP Measures: In addition to reports presented in accordance with generally accepted accounting principles (“GAAP”), this release contains certain non-GAAP financial measures. The Company believes that such non-GAAP financial measures provide investors with information useful in understanding the Company’s financial performance. Readers of this release, however, are urged to review these non-GAAP financial measures in conjunction with the GAAP results as reported. These non-GAAP financial measures are detailed as supplemental tables and include “Adjusted Net Income,” “Adjusted Diluted EPS,” “Efficiency Ratio,” “Net Interest Margin, tax equivalent,” and “Tangible Book Value per Common Share”. While the Company believes these non-GAAP financial measures provide investors with a broader understanding of the capital adequacy, funding profile and financial trends of the Company, this information should be considered as supplemental in nature and not as a substitute to the related financial information prepared in accordance with GAAP. These non-GAAP financial measures may also differ from the similar measures presented by other companies.

Forward Looking Statements
This document may contain certain forward-looking statements about First Mid, such as discussions of First Mid’s pricing and fee trends, credit quality and outlook, liquidity, new business results, expansion plans, anticipated expenses, and planned schedules. First Mid intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of First Mid, are identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. Actual results could differ materially from the results indicated by these statements because the realization of those results is subject to many risks and uncertainties, including, among other things, the risk that integration of the operations of Delta with First Mid will be materially delayed or will be more costly or difficult than expected; changes in interest rates; general economic conditions and those in the market areas of First Mid; legislative and/or regulatory changes; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality or composition of First Mid’s loan or investment portfolios and the valuation of those investment portfolios; demand for loan products; deposit flows; competition, demand for financial services in the market areas of First Mid; accounting principles, policies and guidelines; the severity, magnitude and duration of the COVID-19 pandemic, the direct and indirect impact of such pandemic, including responses to the pandemic by the U.S., state and local governments, customers' businesses, the disruption of global, national, state and local economies associated with the COVID-19 pandemic, which could affect First Mid’s liquidity and capital positions, impair the ability of First Mid’s borrowers to repay outstanding loans, impair collateral values, and further increase the allowance for credit losses, and the impact of the COVID-19 pandemic on First Mid’s financial results, including possible lost revenue and increased expenses (including cost of capital), as well as possible goodwill impairment charges. Additional information concerning First Mid, including additional factors and risks that could materially affect First Mid’s financial results, are included in First Mid’s filings with the SEC, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the SEC, we do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

Investor Contact:
Aaron Holt
VP, Shareholder Relations
217-258-0463
aholt@firstmid.com

Matt Smith
Chief Financial Officer
217-258-1528
msmith@firstmid.com

 – Tables Follow –

FIRST MID BANCSHARES, INC.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	As of
	March 31,	December 31,	March 31,
	2022	2021	2021

Assets
Cash and cash equivalents	$223,980	$168,602	$410,017
Investment securities	1,472,277	1,431,299	1,099,532
Loans (including loans held for sale)	4,454,561	3,995,523	3,943,099
Less allowance for credit losses	(58,474)	(54,655)	(55,418)
Net loans	4,396,087	3,940,868	3,887,681
Premises and equipment, net	89,319	81,484	86,654
Goodwill and intangibles, net	174,499	141,376	138,606
Bank owned life insurance	149,041	132,375	124,925
Other assets	126,803	90,578	89,855
Total assets	$6,632,006	$5,986,582	$5,837,270

Liabilities and Stockholders' Equity
Deposits:
Non-interest bearing	$1,373,881	$1,246,673	$1,185,181
Interest bearing	4,113,424	3,709,813	3,552,512
Total deposits	5,487,305	4,956,486	4,737,693
Repurchase agreement with customers	187,326	146,268	212,503
Other borrowings	126,396	86,446	116,861
Junior subordinated debentures	19,237	19,195	19,069
Subordinated debt	94,438	94,400	94,289
Other liabilities	50,919	49,893	54,971
Total liabilities	5,965,621	5,352,688	5,235,386

Total stockholders' equity	666,385	633,894	601,884
Total liabilities and stockholders' equity	$6,632,006	$5,986,582	$5,837,270

FIRST MID BANCSHARES, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share data, unaudited)

	Three Months Ended
	March 31,
	2022	2021
Interest income:
Interest and fees on loans	$39,908	$35,886
Interest on investment securities	7,170	4,842
Interest on federal funds sold & other deposits	67	88
Total interest income	47,145	40,816
Interest expense:
Interest on deposits	2,148	2,484
Interest on securities sold under agreements to repurchase	67	70
Interest on other borrowings	276	374
Interest on jr. subordinated debentures	146	140
Interest on subordinated debt	986	984
Total interest expense	3,623	4,052
Net interest income	43,522	36,764
Provision for loan losses	2,952	12,136
Net interest income after provision for loan	40,570	24,628
Non-interest income:
Wealth management revenues	5,975	4,926
Insurance commissions	7,104	5,857
Service charges	2,056	1,364
Securities gains, net	0	4
Mortgage banking revenues	444	1,409
ATM/debit card revenue	2,898	2,699
Other	2,611	1,490
Total non-interest income	21,088	17,749
Non-interest expense:
Salaries and employee benefits	24,302	23,487
Net occupancy and equipment expense	6,155	4,970
Net other real estate owned (income) expense	(33)	78
FDIC insurance	426	452
Amortization of intangible assets	1,522	1,220
Stationary and supplies	311	316
Legal and professional expense	1,734	1,402
Marketing and donations	873	502
Other	5,098	5,173
Total non-interest expense	40,388	37,600
Income before income taxes	21,270	4,777
Income taxes	4,654	668
Net income	$16,616	$4,109

Per Share Information
Basic earnings per common share	$0.86	$0.24
Diluted earnings per common share	0.86	0.24

Weighted average shares outstanding	19,295,860	17,299,927
Diluted weighted average shares outstanding	19,358,457	17,352,947

FIRST MID BANCSHARES, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share data, unaudited)

	For the Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2022	2021	2021	2021	2021
Interest income:
Interest and fees on loans	$39,908	$39,711	$43,292	$40,795	$35,886
Interest on investment securities	7,170	6,500	5,835	5,739	4,842
Interest on federal funds sold & other deposits	67	88	136	101	88
Total interest income	47,145	46,299	49,263	46,635	40,816
Interest expense:
Interest on deposits	2,148	2,057	2,234	2,262	2,484
Interest on securities sold under agreements to repurchase	67	52	52	57	70
Interest on other borrowings	276	336	359	445	374
Interest on jr. subordinated debentures	146	125	137	139	140
Interest on subordinated debt	986	985	985	985	984
Total interest expense	3,623	3,555	3,767	3,888	4,052
Net interest income	43,522	42,744	45,496	42,747	36,764
Provision for loan losses	2,952	2,472	1,103	(560)	12,136
Net interest income after provision for loan	40,570	40,272	44,393	43,307	24,628
Non-interest income:
Wealth management revenues	5,975	6,261	4,204	5,016	4,926
Insurance commissions	7,104	4,150	3,932	4,988	5,857
Service charges	2,056	2,067	1,838	1,539	1,364
Securities gains, net	0	36	11	73	4
Mortgage banking revenues	444	890	1,477	1,691	1,409
ATM/debit card revenue	2,898	3,074	3,060	3,141	2,699
Other	2,611	1,646	1,837	1,836	1,490
Total non-interest income	21,088	18,124	16,359	18,284	17,749
Non-interest expense:
Salaries and employee benefits	24,302	20,424	21,092	24,908	23,487
Net occupancy and equipment expense	6,155	5,712	5,382	5,482	4,970
Net other real estate owned (income) expense	(33)	315	1,507	1,966	78
FDIC insurance	426	406	268	478	452
Amortization of intangible assets	1,522	1,462	1,414	1,295	1,220
Stationary and supplies	311	311	299	235	316
Legal and professional expense	1,734	1,811	1,878	1,639	1,402
Marketing and donations	873	1,915	679	507	502
Other	5,098	4,038	3,802	9,503	5,173
Total non-interest expense	40,388	36,394	36,321	46,013	37,600
Income before income taxes	21,270	22,002	24,431	15,578	4,777
Income taxes	4,654	5,168	6,105	3,357	668
Net income	$16,616	$16,834	$18,326	$12,221	$4,109

Per Share Information
Basic earnings per common share	$0.86	$0.93	$1.01	$0.68	$0.24
Diluted earnings per common share	0.86	0.93	1.01	0.68	0.24

Weighted average shares outstanding	19,295,860	18,086,949	18,083,126	18,067,190	17,299,927
Diluted weighted average shares outstanding	19,358,457	18,135,380	18,136,146	18,120,210	17,352,947

FIRST MID BANCSHARES, INC.
Consolidated Financial Highlights and Ratios
(Dollars in thousands, except per share data)
(Unaudited)

	As of and for the Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2022	2021	2021	2021	2021

Loan Portfolio
Construction and land development	$131,504	$145,118	$180,061	$141,568	$165,376
Farm real estate loans	280,993	279,272	278,788	277,362	269,652
1-4 Family residential properties	417,232	400,313	412,565	394,902	412,470
Multifamily residential properties	369,926	298,942	306,911	274,910	297,984
Commercial real estate	1,965,321	1,666,198	1,583,255	1,480,198	1,402,885
Loans secured by real estate	3,164,976	2,789,843	2,761,580	2,568,940	2,548,367
Agricultural operating loans	121,708	151,484	126,534	123,101	121,070
Commercial and industrial loans	935,454	832,008	835,860	864,554	1,017,400
Consumer loans	89,685	78,442	80,064	84,541	91,705
All other loans	142,738	143,746	143,731	155,168	164,557
Total loans	4,454,561	3,995,523	3,947,769	3,796,304	3,943,099

Deposit Portfolio
Non-interest bearing demand deposits	$1,373,881	$1,246,673	$1,242,950	$1,157,009	$1,185,181
Interest bearing demand deposits	1,482,556	1,452,765	1,416,361	1,418,717	1,268,882
Savings deposits	685,228	626,523	612,404	598,232	668,098
Money Market	1,280,129	1,068,473	1,075,852	842,771	803,946
Time deposits	665,511	562,052	640,995	722,593	811,586
Total deposits	5,487,305	4,956,486	4,988,562	4,739,322	4,737,693

Asset Quality
Non-performing loans	$22,465	$22,036	$27,723	$30,410	$31,984
Non-performing assets	27,269	27,055	33,359	37,648	45,323
Net charge-offs (recoveries)	(5)	1,800	1,717	261	702
Allowance for credit losses to non-performing loans	260.29%	248.03%	194.72%	179.54%	173.27%
Allowance for credit losses to total loans outstanding	1.31%	1.37%[1]	1.39%[1]	1.50%[1]	1.50%[1]
Nonperforming loans to total loans	0.50%	0.55%	0.70%	0.80%	0.81%
Nonperforming assets to total assets	0.41%	0.45%	0.55%	0.65%	0.78%

Common Share Data
Common shares outstanding	20,437,183	18,080,303	18,083,126	18,078,474	18,042,256
Book value per common share	$32.61	$35.06	$34.69	$34.08	$33.36
Tangible book value per common share(2)	24.07	27.24	26.80	26.33	25.68
Market price of stock	38.49	42.79	41.06	40.51	43.93

Key Performance Ratios and Metrics
End of period earning assets	$6,038,542	$5,504,517	$5,542,199	$5,269,882	$5,374,848
Average earning assets	5,817,752	5,539,819	5,396,239	5,380,411	4,769,975
Average rate on average earning assets (tax equivalent)	3.33%	3.37%	3.67%	3.52%	3.52%
Average rate on cost of funds	0.26%	0.26%	0.29%	0.30%	0.36%
Net interest margin (tax equivalent)(2)	3.07%	3.11%	3.38%	3.22%	3.16%
Return on average assets	1.05%	1.12%	1.25%	0.84%	0.32%
Return on average common equity	9.95%	10.74%	11.67%	8.00%	2.78%
Efficiency ratio (tax equivalent)(2)	58.59%	55.75%	52.73%	59.91%	61.20%
Full-time equivalent employees	1,050	965	960	960	983

[1]Excludes Paycheck Protection Program loans.
[2]Non-GAAP financial measure. Refer to reconciliation to the comparable GAAP measure.

FIRST MID BANCSHARES, INC.
Net Interest Margin
(In thousands, unaudited)

	For the Quarter Ended March 31, 2022
	QTD Average		Average
	Balance	Interest	Rate
INTEREST EARNING ASSETS
Interest bearing deposits	$135,176	$55	0.16%
Federal funds sold	3,714	1	0.13%
Certificates of deposits investments	2,238	11	2.04%
Investment Securities:
Taxable (total less municipals)	1,111,109	4,905	1.77%
Tax-exempt (Municipals)	382,909	2,867	2.99%
Loans (net of unearned income)	4,182,606	40,076	3.88%

Total interest earning assets	5,817,752	47,915	3.33%

NONEARNING ASSETS
Cash and due from banks	114,257
Premises and equipment	83,883
Other nonearning assets	367,966
Allowance for loan losses	(58,462)

Total assets	$6,325,396

INTEREST BEARING LIABILITIES
Demand deposits	$2,610,573	$1,321	0.21%
Savings deposits	658,038	119	0.07%
Time deposits	615,142	708	0.47%
Total interest bearing deposits	3,883,753	2,148	0.22%
Repurchase agreements	173,491	67	0.16%
FHLB advances	115,852	276	0.97%
Federal funds purchased	44	-	0.00%
Subordinated debt	94,413	986	4.24%
Jr. subordinated debentures	19,210	146	3.08%
Total borrowings	403,010	1,475	1.48%
Total interest bearing liabilities	4,286,763	3,623	0.34%

NONINTEREST BEARING LIABILITIES
Demand deposits	1,329,554	Average cost of funds	0.26%
Other liabilities	41,345
Stockholders' equity	667,734

Total liabilities & stockholders' equity	$6,325,396

Net Interest Earnings / Spread		$44,292	2.99%

Impact of Non-Interest Bearing Funds			0.08%

Tax effected yield on interest earning assets			3.07%

FIRST MID BANCSHARES, INC.
Reconciliation of Non-GAAP Financial Measures
(In thousands, unaudited)

	As of and for the Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2022	2021	2021	2021	2021

Net interest income as reported	$43,522	$42,744	$45,496	$42,747	$36,764
Net interest income, (tax equivalent)	44,292	43,492	46,165	43,359	37,359
Average earning assets	5,817,752	5,539,819	5,396,239	5,380,411	4,769,975
Net interest margin (tax equivalent)	3.07%	3.11%	3.38%	3.22%	3.16%

Common stockholder's equity	$666,385	$633,894	$627,225	$616,066	$601,884
Goodwill and intangibles, net	174,499	141,376	142,656	139,995	138,606
Common shares outstanding	20,437	18,080	18,083	18,078	18,042
Tangible Book Value per common share	$24.07	$27.24	$26.80	$26.33	$25.68

FIRST MID BANCSHARES, INC.
Reconciliation of Non-GAAP Financial Measures
(In thousands, except per share data, unaudited)

	As of and for the Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2022	2021	2021	2021	2021
Adjusted earnings Reconciliation
Net Income - GAAP	$16,616	$16,834	$18,326	$12,221	$4,109
Adjustments (post-tax):(1)
Acquisition ACL on non-PCD assets in provision expense	1,580	-	-	-	9,072
Branch optimization costs	-	-	999	960	-
Integration and acquisition expenses	469	225	348	4,634	2,036
Total non-recurring adjustments (non-GAAP)	$2,049	$225	$1,347	$5,595	$11,108

Adjusted earnings - non-GAAP	$18,665	$17,059	$19,673	$17,816	$15,217
Adjusted diluted earnings per share (non-GAAP)	$0.96	$0.94	$1.08	$0.98	$0.88

Efficiency Ratio Reconciliation
Noninterest expense - GAAP	$40,388	$36,394	$36,321	$46,013	$37,600
Other real estate owned property income (expense)	33	(315)	(242)	(751)	(78)
Amortization of intangibles	(1,522)	(1,462)	(1,414)	(1,295)	(1,220)
Branch optimization costs	-	-	(1,265)	(1,215)	-
integration and acquisition expenses	(594)	(285)	(440)	(5,866)	(2,578)
Adjusted noninterest expense (non-GAAP)	$38,305	$34,332	$32,960	$36,886	$33,724

Net interest income -GAAP	$43,522	$42,744	$45,496	$42,747	$36,764
Effect of tax-exempt income(1)	770	748	669	612	595
Adjusted net interest income (non-GAAP)	$44,292	$43,492	$46,165	$43,359	$37,359

Noninterest income - GAAP	$21,088	$18,124	$16,359	$18,284	$17,749
Gain on sales of investment securities, net	0	(36)	(11)	(73)	(4)
Adjusted noninterest income (non-GAAP)	$21,088	$18,088	$16,348	$18,211	$17,745

Adjusted total revenue (non-GAAP)	$65,380	$61,580	$62,513	$61,570	$55,104

Efficiency ratio (non-GAAP)	58.59%	55.75%	52.73%	59.91%	61.20%

(1) Nonrecurring items (post-tax) and tax-exempt income are calculated using an estimated effective tax rate of 21%.